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                       SECURITIES AND EXCHANGE COMMISSION
                              WASHINGTON, DC 20549
                                  -------------


                                    FORM 8-A

                FOR REGISTRATION OF CERTAIN CLASSES OF SECURITIES
                    PURSUANT TO SECTION 12(b) OR 12(g) OF THE
                         SECURITIES EXCHANGE ACT OF 1934

                         REXX Environmental Corporation
             ------------------------------------------------------
             (Exact Name of Registrant as Specified in Its Charter)

                New York                                         13-2625545
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(State of Incorporation or Organization)                     (I.R.S. Employer
                                                            Identification no.)

                       350 Park Avenue, New York, NY            10022
               ----------------------------------------       ----------
               (Address of Principal Executive Offices)       (Zip code)

If this form relates to the                If this form relates to the
registration of a class of securities      Registration of a class of sceurities
purusant to Section 12(b) of the           pursuant to Section 12(g) of the
Exchange Act and is effective              Exchange Act and is effective
pursuant to General Instruction            pursuant to General Instruction
A.(c), please check the following          A.(d), please check the following
box.[X]                                    box.[ ]

Securities Act registration statement file number to which this form relates:
                                                                      None
                                                                ---------------
                                                                (If applicable)

Securities to be registered pursuant to Section 12(b) of the Act:

         Title of Each Class                    Name of Each Exchange on Which
         to be so Registered                    Each Class is to be Registered
         -------------------                    ------------------------------

     Common Stock, $.02 par value                 American Stock Exchange
---------------------------------               ---------------------------

Securities to be registered pursuant to Section 12(g) of the Act:

                                      None
                                ----------------
                                (Title of Class)






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Item 1. Description of Registrant's Securities to be Registered.

         The authorized capital stock of the Company consists of 1,000,000 shares of Preferred Stock, par value $1.00, none of which is outstanding, and 12,000,000 shares of Common Stock, par value $.02. As of May 13, 1998,
5,279,828 shares of Common Stock were issued and outstanding (including 2,812,252 treasury shares), and 449,250 shares of Common Stock were reserved for issuance under the Company's Non-Qualified Stock Option Plan. A summary of the rights, preferences and privleges of the Company's authorized capital stock follows.

         Subject to the rights of holders of any Preferred Stock that may be issued in the future, the holders of Common Stock are entitled to one vote per share on all matters to be voted on by stockholders and to share pro rata in any dividends which may be declared from time to time by the Board of Directors out of the funds available therefor and in any distributions on liquidations. The holders of Common Stock have no pre-emptive or cumulative voting rights. The ten largest shareholders of the Company, measured by the fair value of their beneficial interests, may be liable for certain unpaid services if no shares of the Company are listed on a national securities exchange or regularly quoted in an over-the-counter market by a member of a national securities association. The Board of Directors may from time to time and subject to certain limitations establish, designate and issue shares of Preferred Stock in one or more series and fix the number of shares and the relative rights, preferences, conversion rights, voting rights, terms of redemption and liquidation preferences of such stock. The issuance of such stock with voting or other rights could result in a class of securities outstanding with certain preferences over the Common Stock with respect to dividends and liquidation and could result in the dilution of the voting rights and equity interest of the holders of Common Stock.

Item 2. Exhibits.

                                              Incorporated by reference
                                              to:

 (1) Certificate of Incorporation, as         Exhibit 3.1 to the Company's
     amended through December 31, 1997.       Form 10-K's for its fiscal
                                              years ended December 31, 1980
                                              and December 31, 1983, and
                                              Exhibit 6 to its Form 10-Q for
                                              its quarter ended June 30, 1988.




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(2) Amendment to Certificate of                  Exhibit 3(a)(2) to the
     Incorporation filed February 18, 1998       Company's Form 10-K for its
     effecting name change to REXX               fiscal year ended December
     Environmental Corporation.                  31, 1997.

(3) By-laws, as amended.                         Exhibit 3(c) to the Company's
                                                 Form 10-K for its year ended
                                                 December 31, 1986, and
                                                 Exhibit C-1 to its proxy
                                                 statement dated May 13, 1987.

                                    SIGNATURE

         Pursuant to the requirements of Section 12 of the Securities Exchange Act of 1934, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereto duly authorized.

                                                  REXX Environmental Corporation

Date: May 13, 1998                                By: /s/ Arthur L. Asch
                                                      --------------------------
                                                      Arthur L. Asch,
                                                      Chairman of the Board